Exhibit 99

FOR IMMEDIATE RELEASE	May 3, 2004
Media Contact: Art McDonald, (520) 884-3628	Page 1 of 5
Financial Analyst Contact: Jo Smith, (520) 884-3650

   UNISOURCE ENERGY REPORTS FIRST QUARTER EARNINGS FOR 2004

Tucson, Ariz. - UniSource Energy Corporation (NYSE: UNS) today reported earnings for the first quarter of 2004 of $6.5 million, or $0.19 per share of common stock.

Increased retail electricity sales at principal subsidiary Tucson Electric Power Company (TEP), net income from recently acquired gas and electric systems and income of $3.2 million related to a non-utility investment were among several factors that contributed to first quarter earnings. The results also include $1.7 million of after-tax expenses related to the proposed acquisition of UniSource Energy.

In 2003, UniSource Energy reported first quarter earnings of $53.3 million, or $1.58 per share, which included the adoption of Financial Accounting Standard 143 (FAS 143). Excluding the impact of FAS 143, UniSource Energy incurred a loss of $14.2 million, or $0.42 per share, in the first quarter of 2003.

FAS 143 is a rule related to accounting for plant retirement and removal costs. TEP recorded a $67.5 million after-tax gain, or $2.00 per UniSource Energy share, in the first quarter of 2003 as a result of adopting FAS 143.

“I am pleased to report strong first quarter earnings,” said James S. Pignatelli, Chairman, President and CEO of UniSource Energy. “We’re accustomed to reporting losses in the first quarter and making up the difference during the hot summer months. This year we have benefited from earnings at our new subsidiary, UniSource Energy Services, and greater availability of TEP’s generating plants. Our non-utility investments also contributed to earnings during the quarter,” said Pignatelli.

UniSource Energy Services (UES), which provides gas and electricity in northern and southern Arizona, contributed $4.9 million to 2004 first quarter earnings. In addition, TEP’s utility gross margin (total retail sales and electric wholesale sales less fuel and purchased energy) increased $22.5 million, or 20 percent, compared with the first quarter of 2003.

Millennium Energy Holdings (MEH), which oversees UniSource Energy’s unregulated energy investments, also reported earnings during the first quarter of $2.1 million.

In November 2003, UniSource Energy entered into an agreement that provides for the acquisition of all of the outstanding common stock of UniSource Energy for $25.25 per share by Saguaro Utility Group L.P., an Arizona limited partnership whose general

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partner is Sage Mountain, L.L.C. and whose limited partners include investment funds affiliated with Kohlberg Kravis Roberts & Co., L.P., J.P. Morgan Partners, LLC, and Wachovia Capital Partners. On March 29, 2004, shareholders of UniSource Energy voted to approve the acquisition agreement. The acquisition, which also requires certain regulatory approvals, is expected to be consummated in the second half of 2004.

On April 30, 2004, staff from the Arizona Corporation Commission (ACC) filed its testimony relating to the proposed acquisition. In its initial testimony, the staff opposed the acquisition as structured, unless certain financial, service, affiliate, governance, regulatory and community conditions are adopted by the ACC. The ACC procedural schedule directs UniSource Energy to submit rebuttal testimony by May 25, 2004 and calls for responses from staff and interveners to be filed by June 11, 2004. Testimony filed by the staff and other interveners is available online at www.unisourcenergy.com.

Tucson Electric Power Company

In the first quarter of 2004, TEP reported earnings of $0.9 million, or $0.03 per UniSource Energy share. TEP’s retail kilowatt-hour (kWh) sales increased 10 percent, while retail revenue grew by $13 million compared to the same period last year. Heating degree days increased 28 percent, kWh sales to mining customers were up 26 percent and TEP’s retail customer base grew 2.2 percent to 368,935 in the first quarter of 2004 compared with the first quarter of 2003.

TEP’s wholesale sales opportunities were limited by increased retail demand during the quarter. Even so, wholesale kWh sales decreased by just 5 percent compared with the same period in 2003. Last year, power plant outages during the first quarter left TEP with fewer wholesale sales opportunities.

Other factors affecting TEP’s earnings include a $2.5 million increase in operations and maintenance, primarily due to expenses relating to the proposed acquisition; a $4.9 million scheduled increase in Transition Recovery Asset amortization; and a $1.7 million write-off of unamortized fees related to the refinancing of TEP’s credit agreement in March 2004.

UniSource Energy Services

UES reported earnings of $4.9 million, or $0.14 per UniSource Energy share, in the first quarter of 2004. The utility began providing gas and electric service through UNS Gas and UNS Electric in August 2003. During the first quarter of 2004, retail sales at UNS Gas, which peak in the winter, led to revenue of $44.3 million. UNS Electric, meanwhile, produced $31.2 million in retail revenue during the first quarter of 2004.

Customer growth at UES remains strong. Both UNS Gas’ and UNS Electric’s retail customer bases grew by more than 1 percent during the first three months of 2004.

Millennium Energy Holdings

MEH reported quarterly earnings of $2.1 million, or $0.06 per UniSource Energy share, compared with a loss of $5.0 million in the first quarter of 2003. MEH recorded income related to its investment in Haddington Energy Partners II, LP, a limited partnership that

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UNISOURCE ENERGY REPORTS FIRST QUARTER EARNINGS	May 3, 2004
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funds energy-related investments. Losses at Global Solar Energy decreased $1.2 million compared to the same period last year.

Quarterly Reported Earnings Per Share Summary

	1st Quarter
	2004	2003

Per UniSource Energy Share

Tucson Electric Power	$0.03	$(0.21)
UniSource Energy Services	0.14	-
Millennium Energy Holdings	0.06	(0.15)
UniSource Energy Development	-	-
Inter-Company and Other	(0.04)	(0.06)

Income Before Cumulative Effect
of Accounting Change	0.19	(0.42)
Cumulative Effect of Accounting
Change - Net of Tax	-	2.00

UniSource Energy Consolidated	$0.19	$1.58

Avg. Shares Outstanding (millions)	34.2	33.7

UniSource Energy believes that the presentation of TEP, UES, MEH and UED net income or loss on a per UniSource Energy share basis, which are non-GAAP financial measures, provides useful information to investors by disclosing the results of operations of its business segments on a basis consistent with UniSource Energy’s reported earnings.

Earnings Outlook

UniSource Energy’s management currently estimates that its 2004 full-year earnings will be between $1.25 and $1.60 per share.

Numerous factors can affect UniSource Energy’s ability to reach the 2004 estimates. The factors include, but are not limited to: uncertainties prevailing in the wholesale power market; regulatory decisions; performance of TEP’s generating plants; the weather; the pace and strength of the economic recovery in the region; fuel and purchased power expense; changes to long-term contracts; changes in asset depreciable lives; changes in accounting standards; the amount of research, development and operating expenses incurred by UniSource Energy’s unregulated energy technology investments; acquisition-related costs and our compliance with the restrictive covenants contained in the acquisition agreement.

UniSource Energy’s earnings are subject to its utilities’ seasonal energy sales. Generally, TEP records a significant portion of its earnings during the third quarter as a result of peak energy usage during the summer.

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In connection with the proposed acquisition of UniSource Energy, during 2004 UniSource Energy will seek to obtain all necessary regulatory approvals and comply with all of the conditions contained in the acquisition agreement so that the acquisition can occur in a timely manner.

First Quarter 2004 Earnings Discussion

UniSource Energy officials will discuss first quarter results on May 4, 2004, during a conference call that will begin at 12:00 p.m. EDT. James S. Pignatelli, UniSource Energy Chairman, President and Chief Executive Officer, and Kevin Larson, Vice President and Chief Financial Officer, will host the call.

Telephone Access

To listen to the live conference call, dial 877-582-0446 five to 10 minutes prior to the event and reference confirmation code 7217188. A telephone replay will be available for seven days starting May 4, 2004. To listen to the replay, dial 800-642-1687 and reference confirmation code 7217188.

Internet Access

A live audio-only webcast of the conference call is available through a link at www.UniSourceEnergy.com. Listeners are encouraged to visit the Web site at least 30 minutes before the event to register, download and install any necessary audio software. A recording of the webcast will be available for 30 days through a link at www.UniSourceEnergy.com.

UniSource Energy’s primary subsidiaries include Tucson Electric Power Company, which serves more than 367,000 customers in southern Arizona; UniSource Energy Services, provider of natural gas and electric service in northern and southern Arizona; and Millennium Energy Holdings, parent company of UniSource Energy’s unregulated energy businesses. For more information about UniSource Energy and its subsidiaries, visit www.UniSourceEnergy.com.

This news release contains forward-looking information that involves risks and uncertainties, that include, but are not limited to, the outcome of regulatory proceedings; the ongoing restructuring of the electric industry; regional economic and market conditions which could affect customer growth and the cost of power supplies; the cost of debt and equity capital; changes in accounting standards; weather variations affecting customer usage; and other factors listed in UniSource Energy’s Form 10-K and 10-Q filings with the Securities and Exchange Commission. The preceding factors may cause future results to differ materially from outcomes currently expected by UniSource Energy.

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UNISOURCE ENERGY REPORTS FIRST QUARTER EARNINGS	May 3, 2004
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UniSource Energy Corporation
Condensed Consolidated Statements of Income	Three Months Ended
(in thousands of dollars, except per share amounts)	March 31,		Increase / (Decrease)
(UNAUDITED)	2004	2003	Amount	Percent

Operating Revenues
Electric Retail Sales	$174,387	$130,545	$43,842	33.6
Electric Wholesale Sales	41,700	40,284	1,416	3.5
Gas Revenue	48,801	-	48,801	N/M
Other Revenues	5,220	2,828	2,392	84.6

Total Operating Revenues	270,108	173,657	96,451	55.5

Operating Expenses
Fuel	47,449	46,502	947	2.0
Purchased Energy	59,502	15,682	43,820	N/M
Other Operations and Maintenance	63,579	52,156	11,423	21.9
Depreciation and Amortization	35,136	30,520	4,616	15.1
Amortization of Transition Recovery Asset	8,468	3,608	4,860	N/M
Taxes Other Than Income Taxes	13,111	11,591	1,520	13.1

Total Operating Expenses	227,245	160,059	67,186	42.0

Operating Income	42,863	13,598	29,265	N/M

Other Income (Deductions)
Interest Income	4,869	5,234	(365)	(7.0)
Other Income	8,715	1,042	7,673	N/M
Other Expense	(1,016)	(2,225)	1,209	54.3

Total Other Income (Deductions)	12,568	4,051	8,517	N/M

Interest Expense
Long-Term Debt	23,118	19,272	3,846	20.0
Interest on Capital Leases	20,044	20,738	(694)	(3.3)
Other Interest Expense, Net of Amounts Capitalized	(214)	(93)	(121)	N/M

Total Interest Expense	42,948	39,917	3,031	7.6

Income (Loss) Before Income Taxes and
Cumulative Effect of Accounting Change	12,483	(22,268)	34,751	N/M
Income Tax Expense (Benefit)	5,970	(8,067)	14,037	N/M

Income (Loss) Before Cumulative Effect of Accounting Change	6,513	(14,201)	20,714	N/M
Cumulative Effect of Accounting Change - Net of Tax	-	67,471	(67,471)	N/M

Net Income	$6,513	$53,270	$(46,757)	(87.8)

Average Shares of Common Stock Outstanding (000)	34,185	33,739	446	1.3

Basic Earnings per Share
Income (Loss) Before Cumulative Effect of Accounting Change	$0.19	$(0.42)	$0.61	N/M
Cumulative Effect of Accounting Change - Net of Tax	-	2.00	(2.00)	N/M

Net Income	$0.19	$1.58	$(1.39)	(88.0)

Diluted Earnings per Share
Income (Loss) Before Cumulative Effect of Accounting Change	$0.19	$(0.42)	$0.61	N/M
Cumulative Effect of Accounting Change - Net of Tax	-	2.00	(2.00)	N/M

Net Income	$0.19	$1.58	$(1.39)	(88.0)

Dividends Paid per Share	$0.16	$0.15	$0.01	6.7

Tucson Electric Power	Three Months Ended March 31,		Increase / (Decrease)
Electric kWh Sales (000):	2004	2003	Amount	Percent

Retail Sales	1,807,128	1,647,729	159,399	9.7
Wholesale Sales	889,290	938,837	(49,547)	(5.3)

Total	2,696,418	2,586,566	109,852	4.2

N/M - Not Meaningful Reclassifications have been made to prior periods to conform to the current period's presentation.